Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between AVERTIX MEDICAL, INC., a Delaware corporation (the “Company”), and PETER ELIA (the “Executive”) is entered into by the Company and the Executive and made effective as of May 1, 2023 (the “Effective Date”).

RECITALS

WHEREAS, the Company and the Executive’s entity, Incline Asset Consulting, LLC (“Consultant”), are parties to that certain Consulting Agreement dated January 1, 2023 (the “Consulting Agreement”), pursuant to which the Company retained Consultant to perform consulting services for the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and the Company’s stockholders to employ the Executive commencing on the Effective Date;

WHEREAS, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s continued relationship with the Company following the Effective Date; and

WHEREAS, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT PERIOD. On the Effective Date, Consultant’s consultancy relationship with the Company shall terminate and the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”). The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that the Board does not provide written notice to the Executive of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term. For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter, subject to earlier termination in accordance with Section 3 of this Agreement. The Company and the Executive acknowledge and agree that this Agreement is not a breach of or in conflict with the Consulting Agreement and that the consultancy relationship contemplated by the Consulting Agreement shall terminate on the Effective Date and shall be replaced by the employment relationship set forth in the terms and conditions of this Agreement and its attachments.

2. TERMS OF EMPLOYMENT.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as the Chief Revenue Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as Chief Revenue Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as Chief Revenue Officer of the Company. The Executive shall report to the Chief Executive Officer of the Company. The Executive shall work remotely from both the Executive’s home office and as reasonably requested from time to time at the Company’s principal executive offices and such other locations as needed or reasonably requested from time to time by the Chief Executive Officer of the Company.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on a full-time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates (as defined below); (B) serve on civic or charitable boards, committees, or advisory boards; (C) deliver lectures, fulfill speaking engagements or teach at educational institutions; (D) manage personal investments; (E) serve on the boards of directors of not-for-profit organizations; or (F) serve on the boards of directors of the corporate entities on which the Executive currently serves, so long as such entities are not Competitors (as defined below) and such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) of $395,000 subject to applicable withholding taxes, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Employment Period, commencing with the review of base salaries in connection with the Company’s compensation program for the 2024 fiscal year, the Annual Base Salary shall be reviewed at least annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

(ii) Annual Bonus. In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”), as determined by the Compensation Committee or the Board (in their sole and absolute discretion) based on the Company and the Executive achieving key performance goals and objectives for such calendar year as reasonably determined by the Compensation Committee, which value shall be up to fifty percent (50%) of the Annual Base Salary actually paid to the Executive in such fiscal year and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company. The Annual Bonus, if any, will be subject to all applicable payroll deductions and withholdings. No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Section 5(a)(i), the Executive must be an employee of the Company in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus. Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus.    For the avoidance of doubt, any Annual Bonus earned by the Executive during the calendar year of 2023 shall be prorated by the number of days (or other measurement of time) during which the Executive was employed by the Company in the calendar year of 2023.

(iii) Option Award. Within forty-five (45) days following the closing of the closing of that certain business combination transaction by the Company with Bioplus Acquisition Corp. or its affiliates (the “de-SPAC Transaction”), subject to the terms and conditions of the equity incentive plan (the “PubCo EIP”) of the surviving entity in the de-SPAC Transaction whose securities are listed on a national securities exchange (“PubCo”) and the form of stock option agreement issued thereunder, the Company shall cause PubCo to issue the Executive a stock option to purchase (the “Option Award”) a number of shares of PubCo’s common stock equal to 920,000, as adjusted for by the exchange ratio for shares of the Company’s common stock set forth in the definitive agreement for the de-SPAC Transaction (the “Shares”). The Option Award shall include the following additional terms: (1) the exercise price per share for the Shares shall be equal to the per share fair market value of PubCo’s common stock on the date of the grant of the Option Award; (2) subject to the Executive’s continued employment and the terms and conditions of the PubCo EIP, (y) 2/3rds of the Shares shall vest and become exercisable in equal monthly installments on the last day of each full month over the forty-eight (48) months following the Effective Date and (z) 1/3rd of the Shares shall vest upon PubCo achieving certain key performance indicators established by the Board or the Compensation Committee; and (3) in the event that during the Employment Period PubCo consummates a Change in Control (as defined below) and the Option Award is not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Change in Control in the manner contemplated by the PubCo EIP, then 100% of the unvested Shares subject to the Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to the Executive’s continued employment with PubCo as of each such date and as further provided in the terms and conditions of this Agreement, the Option Award and the PubCo EIP.

(iv) Long-Term Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in any equity incentive, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and based on the performance criteria established by the Compensation Committee or the Board, as the case may be.

(v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company. Notwithstanding the foregoing, the Company may amend or discontinue any such welfare benefit plans, practices, policies and programs at any time in its sole discretion.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the plans, practices, policies and programs of the Company.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to take vacation in accordance with the Company’s applicable vacation policy as in effect from time to time for its senior executive officers. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers in accordance with the plans, practices, policies and programs of the Company.

3. TERMINATION OF EMPLOYMENT.

(a) Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of: (i) the Executive’s death; (ii) a Termination due to Disability (as defined below); (iii) a Termination for Cause (as defined below); (iv) the Termination Date (as defined below) specified in connection with any exercise by the Company of its Termination Right (as defined below); (v) a Termination for Good Reason (as defined below) by the Executive; (vi) the termination of this Agreement by Executive pursuant to Section 3(b); or (vii) expiration of the Employment Period. Upon termination of the Executive’s employment with the Company for any reason, the Executive will be deemed to have automatically resigned and does hereby resign, effective as of the Termination Date, from any and all positions that the Executive holds as an officer, director, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates.

(b) This Agreement may be terminated by the Executive at any time upon sixty (60) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board. Notwithstanding any other provision of this Agreement, in the event of a termination by the Executive other than a Termination for Good Reason, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the date of the termination.

(c) Benefits Payable Under Termination.

(i) In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements (as defined below), and any additional benefits that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii) In the event of the Executive’s Termination for Cause or termination by the Executive other than a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii) In the event of a Termination for Good Reason by the Executive or the exercise by the Company of the Company’s Termination Right, the Executive shall be provided the Unconditional Entitlements and, subject to the Executive signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the Termination Date, a separation and release agreement containing a general release of claims in favor of the Company in a form presented by the Company (the “Release”), the Company shall provide the Executive the Conditional Benefits (as defined below). Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c)(iii) (other than the Unconditional Entitlements) or the expiration of the Employment Period shall only be payable or provided if: (A) the Executive signs and delivers the Release and the Release becomes irrevocable and can no longer be revoked by the Executive under its terms prior to the sixtieth (60th) day following the Termination Date; (B) the Executive returns to the Company all property of the Company that the Company requests in writing that the Executive return; (C) the Executive complies with the Executive’s post-termination obligations under this Agreement and the Invention Assignment Agreement (as defined below); and (D) the Executive is in continued compliance with the terms and conditions of the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

(d) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i) Earned Amounts. The Earned Compensation (as defined below) shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii) Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the Termination Date without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii) Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment (other than the Executive’s Termination for Cause) and shall remain in effect in accordance with the terms of the Indemnification Agreement (as defined below).

(iv) Medical Coverage. The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage. The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive (except to the extent additional rights are provided upon Executive’s qualifying to receive Conditional Benefits).

(v) Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the Termination Date.

(vi) Stock Options/Equity Awards. The Executive’s rights with respect to any stock option, restricted stock or other equity award granted to the Executive by the Company shall be governed by the terms and provisions of the PubCo EIP, the applicable Original Stock Option Award Documents or Original Award Documents (each as defined below).

(e) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i) Severance Amount. The Severance Amount (as defined below) will be subject to all applicable withholdings and will be payable by the Company to the Executive in twelve (12) equal monthly installments beginning on the first regular payroll date following the date that the Release becomes effective and irrevocable or, if any component of the Severance Amount is subject to Section 409A (as defined below), beginning on the first regular Company payroll date after the sixtieth (60th) day following the Termination Date.

(ii) COBRA. If the Executive timely elects continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Company’s group health plans following the Termination Date, then, to the extent such premium payments are not already part of the Unconditional Entitlements, the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) nine (9) months following the Termination Date or twelve (12) months following the Termination Date in connection with a termination of the Executive’s employment with the Company as contemplated by Section 5 below; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf could result in a violation of applicable law or the imposition of penalties or taxes, or is not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 3(e)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA for benefits under plans and policies arising under the Executive’s employment by the Company.

(iii) Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A) With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e)(iii)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B) To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e)(iii)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f) Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i) “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A) any Exchange Act Person (as defined below) becomes the Owner (as defined below), directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power (as defined below) of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (1) in connection with the issuance of securities of the Company as part of a joint venture or strategic partnership to which the Company is party; (2) on account of the acquisition of securities of the Company directly from the Company; (3) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; (4) on account of the acquisition of securities of the Company by (y) any individual who is, on the Effective Date, either an executive officer or a member of the Board and/or any entity in which an executive officer or member of the Board has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% or (z) any entity (or its Affiliates) that owns at least 9.9% of the combined Voting Power of the Company’s outstanding securities as of the Effective Date (collectively, the “Incumbent Entities”); (5) on account of the Incumbent Entities continuing to hold shares that come to represent more than 50% of the combined Voting Power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended; or (6) solely because the level of Ownership (as defined below) held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities (as defined below) as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional Voting Securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to have occurred;

(B) a merger, consolidation or similar transaction involving (directly or indirectly) the Company is consummated and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own (as defined below), directly or indirectly, either (1) outstanding Voting Securities representing more than 50% of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the surviving entity or its parent are owned by the Incumbent Entities;

(C) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries is consummated, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined Voting Power of the Voting Securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the acquiring entity or its parent are owned by the Incumbent Entities; or

(D) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include: (i) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; moreover, in the case of any payment or benefit that constitutes nonqualified deferred compensation under Section 409A, if necessary in order to ensure that the Executive does not incur liability for additional tax under Section 409A, a transaction (or series of related transactions) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction (or series of related transactions) also satisfies the definition of a “change in control event” under Treasury Regulation 1.409A-3(i)(5); or (ii) the de-SPAC Transaction.

(iii) “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv) “Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the Termination Date (but excluding any salary and interest accrued thereon payment of which has been deferred).

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vi) “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company; (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company; (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities; (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities.

(vii) “Non-Compete Amount” means, if a Change in Control occurs and if during the twelve (12) month period following the Change in Control the Executive is terminated without Cause (other than because of the Executive’s death or Disability) or the Executive terminates the Executive’s employment for Good Reason, the amount mutually agreed upon by the Company and the Executive in exchange for the Executive’s covenant not to engage in or otherwise compete against the business engaged in by the Company, directly or indirectly, whether as an employee, consultant, independent contractor, partner, shareholder, investor or in any other capacity, for a one-year period following termination of the Executive’s employment with the Company.

(viii) “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the applicable award agreement, the PubCo EIP, as the case may be, pursuant to which such equity award was granted, each as in effect on the Termination Date.

(ix) “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the applicable award agreement, the PubCo EIP, as the case may be, pursuant to which such stock option was granted, each as in effect on the Termination Date.

(x) “Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(xi) “Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (A) the Company or any of its Affiliates, or (B) any employee benefit plan (including an employee stock ownership plan or employee stock purchase plan) sponsored by the Company or any of its Affiliates.

(xii) “Severance Amount” means an amount equal to 1 times the sum of the Annual Base Salary as in effect as of the Termination Date less the Non-Compete Amount (if applicable).

(xiii) “Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executive at the expense of the Company; (B) unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part in the performance of the Executive’s employment duties and that, in either event, is injurious to the Company; (C) the conviction of the Executive of, or the Executive’s entry of a no contest or nolo contendere plea to, a felony; (D) breach by the Executive of the Executive’s fiduciary obligations as an officer or director of the Company; (E) a persistent failure by the Executive to perform the duties and responsibilities of the Executive’s employment hereunder, which failure is willful and deliberate on the Executive’s part and is not remedied by the Executive within thirty (30) days after the Executive’s receipt of written notice from the Company of such failure; or (F) material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by the Executive within ten (10) days after written notice thereof to Executive from the Company. For the purposes of this Section 3(f)(xiii), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(xiv) “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xv) “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s Annual Base Salary as in effect immediately prior to such reduction by more than 10% without Executive’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company; (B) the removal of the Executive by the Company from the position of Chief Revenue Officer of the Company; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; or (D) a material breach of any material provision of this Agreement by the Company to which the Executive shall have delivered a written notice to the Board within forty-five (45) days of the Executive’s having actual knowledge of the occurrence of one of such events stating that the Executive intends to commence a Termination for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(xvi) “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right; (B) the date on which the Employment Period expires as a result of the Company’s decision not to renew this Agreement beyond the Initial Term or at the end of the Renewal Term; or (C) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason. Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xvii) “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement or not to renew this Agreement beyond the Initial Term or at the end of the Renewal Term for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xviii) “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xix) “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g) Conflict with Plans. As permitted under the terms of the applicable equity incentive plan, Original Stock Option Award Documents or Original Award Documents, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under any equity incentive plan, Original Stock Option Award Documents or Original Award Documents.

(h) Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance; provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) months (or the period of Executive’s employment if Executive has been employed with the Company less than thirty-six (36) months at the time of the Executive’s termination). The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4. EXECUTIVE REMEDY. The Executive acknowledges and agrees that the payments and rights provided under Section 3 of this Agreement are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5. ADDITIONAL PAYMENTS FOLLOWING A CHANGE IN CONTROL.

(a) If within the twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) the Executive effects a Termination for Good Reason; or (ii) the Company terminates the Executive’s employment in connection with any exercise by the Company of its Termination Right, in lieu of the payments and rights that may otherwise be provided under Section 3 of this Agreement:

(i) the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the amount equal to the product of 1.0 times the Annual Base Salary as in effect as of the Termination Date, less the Non-Compete Amount (if applicable);

(ii) all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to time vesting conditions on the Termination Date shall vest and become immediately exercisable in accordance with the applicable Original Stock Option Award Documents or Original Award Documents, subject to the same conditions as if the Executive had remained employed under this Agreement through the end of the twelve (12) month period following the Termination Date; and

(iii) the Company shall provide the Executive the Unconditional Entitlements and the Conditional Benefits minus the Severance Amount.

(b) If any payment or benefit the Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(c) Notwithstanding any provision of this Section 5 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(d) Unless the Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 5. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

(e) If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 5(b)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5(b), the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6. CONFIDENTIALITY; RESTRICTIVE COVENANTS.

(a) Confidentiality. Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information (as defined below) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)). The term “Confidential Information” shall include, but shall not be limited to: (i) trade secrets, inventions, mask works, ideas, processes, formulas, compositions of matter, models, methods, software in source or object code versions, data and databases, programs, drawings, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology, whether or not patentable or protectable by copyright, and all intellectual property rights therein; (ii) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting business of the Company, suppliers and supplier information, and purchasing; (iii) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (iv) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (v) information regarding personnel, employee lists, compensation, and employee skills; and (vi) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Effective as of the Executive’s termination of employment with the Company or at any point prior on request of the Company, the Executive shall immediately return to the Company all of the Confidential Information, including copies, reproductions and summaries thereof, in the Executive’s possession and shall erase all such Confidential Information from all media in the Executive’s possession, and, if the Company so requests, shall certify in writing that the Executive has done so. All of the Confidential Information is and shall remain the property of the Company and its Affiliates.

(b) Company Property. Promptly following the Executive’s termination of employment or as otherwise requested by the Company, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and electronic calendars, and correspondence of a personal nature.

(c) Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the one (1)-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly (i) solicit any individual who is, on the Termination Date (or was, during the six (6)-month period prior to the Termination Date), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand. Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment nonsolicitation provisions.

(d) Noncompetition. The Executive agrees that, during the Restricted Period, the Executive shall not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below). For purposes of this paragraph, services provided by others shall be deemed to have been provided by the Executive to Competitor if the Executive had material supervisory responsibilities with respect to the provision of such services. The term “Competitor” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) that is engaged or actively preparing to engage in any business in which the Company is engaged or in which the Company has actively planned to engage immediately prior to the termination of the Executive’s employment with the Company. In the event the Executive obtains other employment during the Executive’s employment with the Company or within twelve (12) months immediately following the Termination Date, the Executive agrees to provide written notification to the Company as to the name and address of the Executive’s new employer, the position that the Executive expects to hold, and a general description of the Executive’s duties and responsibilities, at least three (3) business days prior to starting such employment. In the event the Company determines that the Executive has breached a fiduciary duty owed to the Company or misappropriated the Company’s physical or electronic property, the Executive agrees that the Restricted Period will be extended to a period of 24 months after the Termination Date.

(e) Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(b) Employee Proprietary Information and Inventions Assignment. The terms of that certain Employee Proprietary Information and Inventions Assignment Agreement between the Executive and the Company dated as of the Effective Date (the “Invention Assignment Agreement”) are hereby incorporated by reference. To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved. In the event of any conflict between this Agreement and the provisions of the Consulting Agreement, the terms and conditions of this Agreement shall control following the Effective Date and the terms and conditions of the Consulting Agreement shall control for all matters arising prior to the Effective Date. All non-conflicting terms of the Consulting Agreement are hereby expressly preserved and will remain in full force and effect following any termination of the Executive’s employment with the Company.

(c) Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7. SUCCESSORS.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. MISCELLANEOUS.

(a) This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of New Jersey, without regard to its conflict-of-laws principles. For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the State of New Jersey (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b). The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Any notices required hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to the Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to the Executive’s termination of employment) to the Executive’s Company-issued email address, or at such other address as the Company or the Executive may designate by ten (10) days’ advance written notice to the other.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Certificate of Incorporation of the Company, the Bylaws of the Company and the Indemnification Agreement entered by and between the Company and the Executive (the “Indemnification Agreement”) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(e) From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(f) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation.

(g) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h) This Agreement, the Invention Assignment Agreement, the Indemnification Agreement, the Consulting Agreement, the Original Award Documents, the Original Stock Option Award Documents and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith or therewith as of the Effective Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.    If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Original Award Documents and the Original Stock Option Award Documents, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Original Award Documents and the Original Stock Option Award Documents are hereby expressly preserved.

(i) This Agreement may be executed in one or more counterparts and by facsimile or electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New Jersey Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The EXECUTIVE:	THE COMPANY:

AVERTIX MEDICAL, INC.

/s/ Peter Elia	By:	/s/ Ross Haghighat
PETER ELIA	Name: Ross Haghighat
Title: Chairman of the Board

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT